Exhibit 10.20

20 First Street
First Floor
Los Altos, CA 94022
Tel: 650-518-7111

PERSONAL AND CONFIDENTIAL

Boris Teksler

60 Doud Drive

Los Altos, CA 94022

Re:       Separation Agreement and Release

Dear Boris,

This letter confirms your discussion with Rich Chernicoff in which we let you know that your employment with Great Elm Capital Group, Inc. (formerly known as Unwired Planet, Inc.) (the “Company”) will be terminated effective July 5, 2016 (“Separation Date”).  This letter also sets forth the terms of a proposed separation agreement (the “Agreement”) between you and the Company.

Entitlements

Regardless of whether you enter into an agreement with the Company, the Company will:

•pay you salary accrued to you through the date of termination of your employment;

•pay you for twenty (20) accrued but unused vacation days due to you through the date of termination of your employment; and

•reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the termination of your employment, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy.

For your part, you are subject to continuing obligations under your Confidential Information and Invention Assignment Agreement that you signed with the Company (the “CIIA”) and these obligations will continue whether or not you accept the severance offer contained in this letter.  The CIIA obligations are expressly incorporated into this severance agreement by this reference.

Separation Agreement

The terms of the proposed Agreement between you and the Company are set forth below.  The purpose of this Agreement is to provide you with separation pay and related benefits as reflected in your offer letter and to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims.

You acknowledge that you are entering into this Agreement knowingly and voluntarily.  It is customary in employment separation agreements for the departing employee and employer to release each other from any possible claims, even if they each believe, as is the case here to, that no such claims exist.  By proposing and entering into this Agreement, neither you nor the Company is admitting in any way that either of us violated any legal obligation that it owed to the other.

With those understandings, you and the Company agree as follows:

1.        Separation Date

This confirms that your employment with the Company will end effective on July 5, 2016 (the “Separation Date”).    You have up to 45 days from the date you receive this Agreement to consider the offer presented herein and to decide whether to sign it; when you return the signed Agreement, and after the expiration of the seven-day rescission period, you will be entitled to the following benefits.

2.        Severance Benefits

(a)       Severance Pay.  Upon your execution of this Agreement, you will be paid a severance payment of $1,000,000 less all applicable withholdings, which is equivalent to one (1) year of your base salary.  Payment will be made in a lump sum no later than the next payroll date that is at least seven (7) business days following the later of (i) the Effective Date, as defined below, or (ii) the date the Company receives a signed and dated original of this Agreement.

(b)       Health Care Payments.  You have available COBRA coverage for medical, vision and dental insurance.  If you elect COBRA continuation coverage, the Company shall pay the same portion of premiums that it currently pays for active employees for the same level of coverage as in effect on the Separation Date until the earliest of the following: (i) 1 year following the termination of  your health insurance coverage as an employee of the Company (July 30 2017); (ii) your eligibility for group medical care coverage through other employment; or (iii) the end of your eligibility under COBRA for continuation coverage for health care.  You will be responsible for paying the remaining portion of the premiums for such coverage as if you remained employed.  For your dental insurance coverage, you agree to pay the premiums for such coverage directly and to send an expense report for reimbursement to the Company.

(c)       Tax Treatment.  The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.

Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

3.        Stock Options and Restricted Stock Units

Under the terms of your inducement grant, you received an option to purchase 420,800 (post-split) shares of its Common Stock (the “Option”).  You acknowledge and agree that you have no stock rights in the Company other than the Option.  The Option shall continue to be governed by the terms of the inducement grant.  It is understood and agreed that effective upon Change of Control of the Company Unwired Planet on June 30, 2016 100% of these options to purchase 420,800 shares have vested.  You will have one (1) year from the termination of your Consulting Agreement (executed on July 4, 2016) in which to exercise these shares before they expire.  No other shares of the Option have vested, and the Option will terminate with respect to all of the unvested shares relating to the Option on the Separation Date. Confidential Information and Invention Assignment Agreement.

4.        Return of Property

You confirm that, to the best of your knowledge, on or before your Separation Date you have returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships.  In consideration for your signing this Agreement, you may also keep your laptop computer once all Company files have been removed from it.  The Company’s IT department will arrange to have the files related to your work removed from the computer, and you will be able to pick the computer up on the day you returned your signed Agreement.  In the event that you discover that you continue to retain any Company property, you shall return it to us immediately.

5.        Release of Claims

In consideration for, among other terms, the Severance Benefits provided under Sections 2 and 5 above, and the consideration you have provided the Company (its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities, collectively the “Company” for purposes of this release) herein, which the Company acknowledges, you and the Company each voluntarily release and forever discharge the other generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you and/or the Company have, ever had, now claim to have or ever claimed to have had against each other.  This release includes, without limitation, all Claims:

•relating to your employment by and termination of employment with the Company;

•of wrongful discharge or violation of public policy;

•of breach of contract;

•of defamation or other torts;

•of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

•under any other federal or state statute;

•for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and

•for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement.

You and the Company each agree not to accept damages of any nature, other equitable or legal remedies for our respective benefit or attorney’s fees or costs from the other with respect to any Claim released by this Agreement.  As a material inducement to the other party to enter into this Agreement, each of you and the Company represent that we have not assigned any Claim to any third party.

We each also expressly waive all rights under Section 1542 of the California Civil Code (and any other equivalent law of another state), understanding and acknowledging the significance of such specific waiver of Section 1542, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

We each understand that there may hereafter be a discovery of claims or facts in addition to those currently known or believed to be true, accrued or unaccrued; nevertheless, and for the purpose of implementing a full and complete release, we each expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all claims which either of us do not know or suspect to exist in you favor at the time we sign this Agreement and that this Agreement expressly contemplates the extinguishment of all such known or unknown claims.

Notwithstanding the foregoing, this release will not release any known or unknown claims based on fraud or intentionally concealed facts or claims that may not be released under applicable law (e.g. Dodd Frank clawback).

6.        Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential.  “Agreement-Related Information” means the negotiations leading to this Agreement and the existence and terms of this Agreement.  Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential.  Nothing in this section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

You acknowledge that your obligations under the CIIA you signed when you joined the Company shall continue in effect.

7.        Nondisparagement

You and the Company each agree not to make any disparaging statements concerning the other (including in the case of the Company any of its affiliates or current or former officers, directors, shareholders, employees or agents.  These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

8.        Other Provisions

(a)       Termination and Return of Payments.  If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate and recover its payments to you or for your benefit under this Agreement.  The termination or recovery of such payments in the event of your breach will not affect your continuing obligations under this Agreement.

(b)       Absence of Reliance.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(c)       Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d)       Waiver.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e)       Jurisdiction.  You and the Company hereby agree that the state and federal courts located in San Jose, California, shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement.  With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(f)       Relief.  You agree that it may be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 4, 5, 6, 7 or 8 (the “Specified Sections”).  You further agree that money damages would be an inadequate remedy for any breach of any of the Specified Sections.  Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under any of the Specified Sections, the Company shall be entitled, in addition to all other remedies it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.  If the Company brings any action to enforce any of the Specified Sections, then the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs incurred relating to any such action brought to enforce any of the Specified Sections.

(g)       Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the State of California, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(h)       Entire Agreement.  This Agreement constitutes the entire agreement between you and the Company.  This Agreement supersedes any previous agreements or understandings between you and the Company, except the CIIA and any other obligations specifically preserved in this Agreement.

(i)       Time for Consideration; Effective Date.  You acknowledge that you have been given the opportunity to consider this Agreement for Forty-Five (45) days before signing it (the “Consideration Period”), in accordance with your rights under the Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefits Protection Act of 1970 (“OWBPA”).  To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period.  If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period.  You are advised to consult with an attorney prior to signing this Agreement.  For seven (7) days after the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned.  For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(j)       Counterparts.  This Agreement may be executed in separate counterparts.  When all counterparts are signed, they shall be treated together as one and the same document.

(k)       Protected Rights. Nothing in this Agreement shall be construed to prohibit you from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal, state or local agency charged with the enforcement of any law applicable to the Company, challenging the validity of this Agreement, or participating in any investigation or proceeding conducted by such agency. With regard to the release of claims under the ADEA and the OWBPA, you have been told and understand that you may challenge the knowing and voluntary nature of this release as it extends to such age discrimination claims. However, you are hereby releasing and forever waiving any private right to sue, and any associated applicable remedies, which may be issued by any state or federal agency.

(l)       Medicare and Social Security Disability Benefits. You hereby warrant and represent that you are not presently, nor have you ever been enrolled in Medicare Part A or Part B.  Further, you represent and warrant that you have no claim for Social Security Disability benefits nor are you appealing or re-filing for Social Security Disability Benefits. You agree to indemnify and hold the Company harmless from any claims of, or rights of recovery as a result of any future payment which may be made by Medicare or any other entity for or on your behalf for such future care. In addition, you agree to release as part of this Agreement any right to bring any possible future action under the Medicare Secondary Payer Statute against the Company.  You have been apprised of your right to seek assistance from legal counsel of your choosing or directly from the Social Security Administration or other government agencies regarding the impact this Release may have on your current or future entitlement to Social Security or other governmental benefits.

(m)       Acknowledgments and Affirmations. You affirm that you reported all hours worked as of the date of this Agreement and that you have been paid, all compensation, including wages, overtime, bonuses, commissions, vacation pay, tips, penalties, fines, shares, stock options, and/or other benefits and compensation to which you may have been entitled.  You agree that the foregoing severance payment, along with any final wages paid to you, includes and exceeds all compensation due and payable to you through your last date of employment with the Company.

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Please indicate your agreement to the terms of this Agreement by signing and returning to me the original or a PDF copy of this letter within the time period set forth above.

Great Elm Capital Group, Inc.

By:	/s/ Richard S. Chernicoff	5 July 2016
	Richard Chernicoff	Date
Chairman of the Board

This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

/s/ Boris Teksler	July 5, 2016
Boris Teksler	Date